Exhibit 99.1

NEWS RELEASE For more information, contact: Paul D. Borja
Executive Vice President / CFO (248) 312-2000
FOR IMMEDIATE RELEASE
FLAGSTAR REPORTS 2008 FINANCIAL RESULTS AND ANTICIPATED CLOSING OF $523 MILLION INVESTMENT
TROY, Mich. (January 30, 2009) — Flagstar Bancorp, Inc. (NYSE:FBC), the holding company for Flagstar Bank FSB, today reported its fourth quarter and annual results for 2008 and also announced that it expects to receive on January 30, 2009 a total of $523 million in capital from three sources pursuant to previously announced transactions: $266.6 million from the U.S. Treasury’s TARP Capital Purchase Program, $250 million from MP Thrift Investments L.P. (“MatlinPatterson”), an entity formed by MP (Thrift) Global Partners III LLC, an affiliate of MatlinPatterson Global Advisers LLC, and $5.32 million from management.
Flagstar also announced that it has entered an agreement with MatlinPatterson to raise an additional $100 million in equity during the first quarter 2009.
Flagstar reported a 2008 fourth quarter net loss of $200.3 million, or $(2.40) per share (diluted) as compared to a third quarter 2008 net loss of $62.1 million, or $(0.79) per share (diluted) and a fourth quarter 2007 net loss of $30.1 million, or $(0.50) per share (diluted). For the year ended December 31, 2008, Flagstar’s net loss was $257.3 million, or $(3.57) per share (diluted), as compared to a 2007 net loss of $39.2 million, or $(0.64) per share (diluted).
Flagstar also announced that five of its current directors will be stepping down from the Board of Directors today and that three new directors appointed by MatlinPatterson, will be joining the Board of Directors effective immediately. The directors stepping down are Kirstin Hammond, Robert Rondeau, Richard Elsea, Charles Bazzy and Frank D’Angelo. Kirstin Hammond will remain an executive officer of Flagstar and the President of Flagstar Capital Markets Corporation.
At December 31, 2008, Flagstar had total assets of $14.2 billion as compared to $14.2 billion at September 30, 2008 and $15.8 billion at December 31, 2007.
Operations
     Year ended December 31, 2008
For the year ended December 31, 2008, net interest income before provision for loan losses increased to $222.5 million as compared to $209.9 million for the same period in 2007, despite a smaller base of interest earning assets.
Gain on loan sales increased to $146.1 million as compared to $62.8 million for the same 2007 period.

The benefit of these increases was offset by an increase in the provision for loan losses to $344.0 million as compared to $88.3 million for the same period in 2007, which contributed to a $272.0 million net increase in the allowance for loan losses in 2008 as compared to $58.2 million during the same period in 2007, an other than temporary impairment of investment securities available for sale of $43.6 million as compared to $2.8 million for the same 2007 period, and an increase in non-interest expense to $422.8 million as compared to $297.5 million for the same period in 2007.
Three Months Ended December 31, 2008
For the fourth quarter 2008, our net loss of $200.2 million reflects $292.0 million in significant credit and asset disposition charges, as follows:
•	An increase in provision for loan losses to $176.3 million, comprised of $24 million in charge-offs and a $152 million increase in the allowance for loan losses, as compared to a provision of $89.6 million for the third quarter of 2008.

•	A $270 million write down of the value of mortgage servicing rights that, although mostly offset by hedging gains, contributed to a decrease in loan administration income to $(46.2) million as compared to $25.7 million for the third quarter 2008.

•	Credit and mortgage related costs of $26.2 million flowing through non interest expense and comprised of a $16.4 million valuation adjustment related to our real estate owned portfolio and a $9.8 million reserve for anticipated mortgage insurance losses in our reinsurance subsidiary.

•	An other than temporary impairment of $43.6 million related to investment securities available for sale in the fourth quarter 2008 as compared to none in the third quarter 2008.
Gain on loan sales declined to $16.7 million as compared to $22.2 million for the third quarter 2008, due in large part to a $1.1 billion decline in loan sales.
Overhead expenses, before FAS 91 and credit costs which are reflected as non interest expense, were lower by $9.8 million as compared to the third quarter 2008. Total non-interest expense increased to $120.8 million during the fourth quarter 2008, including a markdown in real estate owned of $16.4 million and a $9.8 million addition to loss reserves in Flagstar Reinsurance, a wholly-owned subsidiary, as compared to $119.2 million during the third quarter of 2008.
Funding Sources
Flagstar’s primary sources of funds are deposits, loan repayments and sales, advances from the Federal Home Loan Bank of Indianapolis (FHLB), cash generated from operations, customer escrow accounts and security repurchase agreements. Retail deposits increased to $5.4 billion at December 31, 2008, from $4.9 billion at September 30, 2008 and $5.1 billion at December 31, 2007. At December 31, 2008, Flagstar had a $7.0 billion line of credit with the FHLB, which was collateralized to $6.0 billion and had $5.3 billion drawn, and an $800 million undrawn line of credit at the Federal Reserve discount window.
Capital
At December 31, 2008, Flagstar Bank had regulatory capital ratios of 5.01% for Tier 1 capital and 9.31% for total risk-based capital. Upon receipt of the $523 million investment, $474 million will be immediately invested into Flagstar Bank to improve capital levels and fund lending activity. On a pro forma basis, at December 31, 2008, Flagstar Bank’s regulatory capital ratios would have been 8.32% for Tier 1 capital and 14.78% for total risk-based capital.
As part of a Closing Agreement between Flagstar and MatlinPatterson, Flagstar has agreed to issue an additional $50 million of convertible preferred stock (“Additional Preferred Stock”) on substantially the same terms as the previously announced $250 million investment by MatlinPatterson. Further, Flagstar will be issuing $50 million of trust preferred securities with a 10% coupon to MatlinPatterson (“Trust Preferred” and, together with Additional Preferred Stock, “Additional Capital”). The Trust Preferred will be convertible into common stock of Flagstar at MatlinPatterson’s option on April 1, 2010, at a conversion price equal to 90% of the volume-weighted average price of the common stock from February 1, 2000 through April 1, 2010, subject to a minimum conversion price of $0.80 and a maximum conversion price of $2.00. If MatlinPatterson does not convert the Trust Preferred at that time, it will remain outstanding perpetually unless redeemed by Flagstar at any time after January 30, 2011. The Additional Capital is expected to fund during the first quarter of 2009.
Net Interest Margin
For the year ended December 31, 2008, Flagstar Bank’s net interest margin increased to 1.78% as compared to 1.50% for the year ended December 31, 2007. For the 2008 fourth quarter, Flagstar Bank’s net interest margin was 1.61% as compared to 1.93% for the third quarter 2008 and 1.62% for the fourth quarter 2007.
Retail Banking Operations
Flagstar Bank had 175 retail banking branches at December 31, 2008 as compared to 173 branches at September 30, 2008 and 164 branches at December 31, 2007.
Mortgage Banking Operations
Loan production for the year ended December 31, 2008, increased 6.0% to $28.3 billion, including $28.0 billion of residential loans, as compared to $26.7 billion, including $25.7 billion of residential loans, for the year ended December 31, 2007. For fourth quarter 2008, loan production decreased to $5.4 billion, substantially all of which were residential loans, as compared to third quarter 2008 loan originations of $6.7 billion, substantially all of which were residential loans, and as compared to loan originations of $6.7 billion, including $6.5 billion of residential loans, in fourth quarter 2007.
For the year ended December 31, 2008, the gain on loan sales and securitization margin increased to 53 basis points as compared to 26 basis points for the same period in 2007. The gain on loan sales and securitization margin was 29 basis points for the quarter ended December 31, 2008, as compared to 33 basis points for the third quarter 2008 and 37 basis points for the fourth quarter 2007.
At December 31, 2008, the unpaid principal balances of loans associated with Flagstar’s mortgage servicing rights portfolio totaled $55.9 billion and had a weighted average service fee of 33.3 basis points. This was an increase from $51.8 billion at September 30, 2008 with a weighted average servicing fee of 33.6 basis points and $32.8 billion at December 31, 2007 with an average weighted servicing fee of 36.0 basis points.
Asset Quality
Non-performing assets, net of any FHA-insured assets, which include non-performing loans (loans 90 days or more past due, and matured loans), real estate owned and repurchased assets, increased to $755.2 million at December 31, 2008, from $548.3 million at September 30, 2008 and $300.3 million at December 31, 2007. Total non-performing loans, net of any FHA-insured assets, increased to $629.5 million (6.93% of loans held for investment) at December 31, 2008 as compared to $413.7 million (4.53% of loans held for investment) at September 30, 2008 and $197.1 million (1.91% of loans held for investment) at December 31, 2007.
Of the non-performing assets, non-performing residential first mortgage loans increased to $432.6 million, net of any FHA-insured assets, at December 31, 2008, as compared to $304.8 million at September 30, 2008 and $134.5 million at December 31, 2007. Single-family residential first mortgage loans held for investment at December 31, 2008 had an average original FICO credit score of 710 and an average original loan-to-value ratio of 82.7%. Non-performing commercial real estate mortgages increased to $164.4 million at December 31, 2008 as compared to $82.7 million at September 30, 2008 and $57.8 million at December 31, 2007. Non-performing commercial real estate loans are individually evaluated for impairment and may not require a specific loan loss reserve depending upon the sufficiency of collateral or cash flows.

Real estate owned, net of any FHA-insured assets, decreased to $109.3 million at December 31, 2008 from $119.2 million at September 30, 2008 and increased from $95.1 million at December 31, 2007. Repurchased assets were $16.5 million at December 31, 2008 as compared to $15.4 million at September 30, 2008 and $9.8 million at December 31, 2007.
Net charge-offs of loans were $24.3 million for the fourth quarter 2008 as compared to $19.6 million for the third quarter 2008 and $12.2 million for the fourth quarter 2007. The provision for loan losses was $176.3 million for the fourth quarter 2008 as compared to $89.6 million for the third quarter 2008 and $38.4 million for the fourth quarter 2007. As a result, the allowance for loan losses increased to $376.0 million (4.14% of loans held for investment) at December 31, 2008 as compared to $224.0 million (2.45% of loans held for investment) at September 30, 2008 and $104.0 million (1.28% of loans held for investment) at December 31, 2007.
As Previously Announced
The Company’s quarterly earnings conference call will be held on Friday, January 30, 2008 from 11 a.m. until noon (Eastern).
Questions for discussion at the conference call may only be submitted in advance by e-mail to investors@flagstar.com.
The conference call and accompanying slide presentation will be webcast live on the Investor Relations section of the Company’s Web site, www.flagstar.com, with replays available at that site for at least 10 days.
To listen by telephone, please call at least 10 minutes prior to the start of the conference call at (913) 312-4375 or toll free at (800) 801-6497, passcode: 8845732.
Flagstar Bancorp, with $14.2 billion in total assets, is the largest publicly held savings bank headquartered in the Midwest. At December 31, 2008, Flagstar operated 175 banking centers in Michigan, Indiana and Georgia and 104 home loan centers in 21 states. Flagstar Bank originates loans nationwide and is one of the leading originators of residential mortgage loans.
The information contained in this release is not intended as a solicitation to buy Flagstar Bancorp, Inc. stock and is provided for general information. This release contains certain statements that may constitute “forward-looking statements” within the meaning of federal securities laws. These forward-looking statements include statements about the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions, that are subject to significant risks and uncertainties, and are subject to change based upon various factors (some of which may be beyond the Company’s control). The words “may,” “could,” “should,” “would,” “believe,” and similar expressions are intended to identify forward-looking statements.

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial Data
(Dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended			For the Years Ended
Summary of Consolidated	December 31,	September 30,	December 31,	December 31,	December 31,
Statements of Operations	2008	2008	2007	2008	2007

Interest income	$178,043	$188,537	$225,324	$777,997	$905,509
Interest expense	(131,556)	(128,696)	(171,271)	(555,472)	(695,631)

Net interest income	46,487	59,841	54,053	222,525	209,878
Provision for loan losses	(176,255)	(89,612)	(38,357)	(343,962)	(88,297)

Net interest (loss) income after provision	(129,768)	(29,771)	15,696	(121,437)	121,581
Non-interest income
Loan fees and charges, net	410	777	240	2,688	1,497
Deposit fees and charges	7,395	7,183	6,501	27,424	22,999
Loan servicing fees, net	(46,231)	25,655	2,618	(252)	12,715
Gain on loan sales, net	16,657	22,152	26,318	146,060	62,827
Gain on MSR sales, net	1,449	896	(283)	1,798	5,898
Impairment — securities available for sale	(43,692)	149	(17,592)	(38,674)	(20,476)
Gain (loss) on trading securities	16,302	(12,899)	(8,699)	(10,183)	(6,785)
Other income	(9,828)	9,475	9,402	19,940	38,440

Total non-interest income	(57,538)	53,388	18,505	148,801	117,115
Non-interest expenses
Compensation and benefits	(53,726)	(54,487)	(49,492)	(219,250)	(179,417)
Commissions	(23,063)	(26,298)	(30,088)	(109,465)	(83,047)
Occupancy and equipment	(19,437)	(19,492)	(17,772)	(79,253)	(69,218)
General and administrative	(29,989)	(30,519)	(7,655)	(85,953)	(50,267)
Other	(16,433)	(18,019)	(4,949)	(46,232)	(10,479)

Total non-interest expense	(142,648)	(148,815)	(109,956)	(540,153)	(392,428)
Capitalized direct cost of loan closing	21,894	29,651	29,337	117,332	94,918

Total non-interest expense after capitalized direct cost of loan closing	(120,753)	(119,164)	(80,619)	(422,821)	(297,510)

Loss before federal income tax	(308,059)	(95,547)	(46,417)	(395,457)	(58,814)
Benefit for federal income taxes	107,735	33,456	16,356	138,189	19,589

Net loss	$(200,324)	$(62,091)	$(30,061)	$(257,268)	$(39,225)

Basic loss per share	$(2.40)	$(0.79)	$(0.50)	$(3.57)	$(0.64)

Diluted loss per share	$(2.40)	$(0.79)	$(0.50)	$(3.57)	$(0.64)

Dividends paid per common share	N/A	N/A	$0.05	N/A	$0.35

Dividend payout ratio	N/A	N/A	(10.0%)	N/A	(54.7%)
Net interest spread — Consolidated	1.74%	1.74%	1.48%	1.71%	1.33%
Net interest margin — Consolidated	1.49%	1.82%	1.50%	1.67%	1.40%
Interest rate spread — Bank only	1.79%	1.78%	1.54%	1.76%	1.39%
Net interest margin — Bank only	1.61%	1.93%	1.62%	1.78%	1.50%
Return on average assets	(5.44)%	(1.72)%	(0.75)%	(1.71)%	(0.24)%
Return on average equity	(112.7)%	(32.15)%	(16.67)%	(35.18)%	(5.14)%
Efficiency ratio	(1092.7)%	105.24%	111.11%	113.9%	90.98%
Average interest earning assets	$12,435,053	$12,870,503	$14,665,289	$13,316,390	$14,964,042
Average interest paying liabilities	$13,158,369	$12,794,464	$14,595,558	$13,439,660	$14,745,383
Average stockholders’ equity	$710,658	$772,661	$721,322	$731,231	$762,958
Equity/assets ratio (average for the period)	4.83%	5.34%	4.48%	4.87%	4.71%
Ratio of charge-offs to average loans held for investment	1.08%	0.83%	0.58%	0.79%	0.35%

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial Data
(Dollars in thousands, except per share data)
(Unaudited)

Summary of the Consolidated	December 31,	September 30,	December 31,
Statements of Financial Condition:	2008	2008	2007
Total assets	$14,209,655	$14,159,369	$15,792,736
Mortgage backed securities held to maturity	—	—	1,255,431
Investment securities available for sale	1,118,453	1,041,446	1,308,608
Loans held for sale	1,484,680	1,961,352	3,511,310
Loans held for investment, net	8,706,121	8,910,884	8,030,397
Allowance for loan losses	376,000	224,000	104,000
Servicing rights	511,294	732,151	413,986
Deposits	7,841,005	7,420,804	8,236,744
FHLB advances	5,200,000	5,438,000	6,301,000
Repurchase agreements	108,000	108,000	108,000
Stockholders’ equity	478,291	676,471	692,978

Other Financial and Statistical Data:
Equity/assets ratio	3.37%	4.78%	4.39%
Core capital ratio	5.01%	6.29%	5.78%
Total risk-based capital ratio	9.31%	11.10%	10.66%
Book value per share	$5.72	$8.09	$11.50
Shares outstanding	83,627	83,627	60,271
Average shares outstanding	72,153	68,301	61,152
Average diluted shares outstanding	72,153	68,301	61,509
Loans serviced for others	$55,870,207	$51,830,707	$32,487,337
Weighted average service fee (bps)	33.3	33.6	36.0
Value of servicing rights	0.93%	1.41%	1.27%
Allowance for loan losses to non performing loans	59.7%	54.1%	52.8%
Allowance for loan losses to loans held for investment	4.14%	2.45%	1.28%
Non performing assets to total assets	5.33%	3.87%	1.90%
Number of bank branches	175	173	164
Number of loan origination centers	104	111	143
Number of employees (excluding loan officers & account executives)	3,246	3,291	3,083
Number of loan officers and account executives	674	736	877

Loan Originations
(Dollars in millions)
(unaudited)

	For the Three Months Ended
	December 31,		September 30,		December 31,
Loan type	2008		2008		2007

Residential mortgage loans	$5,390	100.0%	$6,681	99.5%	$6,493	97.1%
Consumer loans	4	—	11	0.2	42	0.6
Commercial loans	11	—	23	0.3	155	2.3

Total loan production	$5,405	100.0%	$6,715	100.0%	$6,690	100.0%

	For the Year Ended
	December 31,		December 31,
Loan type	2008		2007

Residential mortgage loans	$27,990	99.0%	$25,711	96.3%
Consumer loans	110	0.3	342	1.3
Commercial loans	206	0.7	640	2.4

Total loan production	$28,306	100.0%	$26,693	100.0%

Loans Held for Investment
(Dollars in thousands)
(unaudited)

Description	December 31, 2008		September 30, 2008		December 31, 2007

First mortgage loans	$5,958,748	65.6%	$6,134,305	67.2%	$5,823,952	71.6%
Second mortgage loans	287,350	3.2	291,523	3.2	56,516	0.7
Commercial real estate loans	1,779,364	19.6	1,737,152	19.0	1,542,104	19.0
Construction loans	54,749	0.6	65,814	0.7	90,401	1.1
Warehouse lending	434,140	4.8	344,731	3.8	316,719	3.9
Consumer loans	543,102	6.0	536,759	5.9	281,746	3.4
Non-real estate commercial	24,668	0.2	24,600	0.2	22,959	0.3

Total loans held for investment	$9,082,121	100.0%	$9,134,884	100.0%	$8,134,397	100.0%

Allowance for Loan Losses
(Dollars in thousands)
(unaudited)

	For the Three Months Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2008	2008	2007	2008	2007
	(000’s)	(000’s)	(000’s)	(000’s)	(000’s)

Beginning Balance	$(224,000)	$(154,000)	$(77,800)	$(104,000)	$(45,779)
Provision for losses	(176,255)	(89,612)	(38,357)	(343,963)	(88,297)
Charge offs, net of recoveries
First mortgage loans	16,595	12,853	3,216	44,349	10,847
Second mortgage loans	1,681	330	1,647	2,980	5,934
Commercial R/E loans
Development	—	—	—	—
Other	2,451	4,050	4,213	14,736	4,591
Construction loans	1,703	84	—	1,872	—
Warehouse	169	121	—	1,001	—
Consumer
HELOC	790	1,566	2,227	4,140	6,035
Other consumer loans	420	205	508	1,390	1,533
Other	446	403	344	1,495	1,136

Charge-offs, net of recoveries	24,255	19,612	12,157	71,963	30,076

Ending Balance	$(376,000)	$(224,000)	$(104,000)	$(376,000)	$(104,000)

Composition of Allowance for Loan Losses
As of December 31, 2008
(In thousands)

Description	General Reserves	Specific Reserves	Total

First mortgage loans	$142,026	$14,776	$156,802
Second mortgage loans	16,674	—	16,674
Commercial real estate loans	74,143	99,061	173,204
Construction loans	1,735	1,617	3,352
Warehouse lending	3,432	—	3,432
Consumer loans	14,449	817	15,266
Non-real estate commercial	290	746	1,036
Other and unallocated	6,234	—	6,234

Total allowance for loan losses	$258,983	$117,017	$376,000

Gain (Loss) on Loan Sales and Securitizations
(Dollars in millions)
(unaudited)

	For the Three Months Ended
	December 31,		September 30,		December 31,
	2008		2008		2007
	(000’s)	bps	(000’s)	bps	(000’s)	bps

Gain on loan sales	$68,663	122	$98,806	147	$86,117	118
Hedging costs	(23,795)	(42)	(11,295)	(17)	(23,172)	(32)
LOCOM adjustments	551	1	(12,032)	(18)	(2,510)	(3)
Provision to SMR	(2,193)	(4)	(2,376)	(3)	(2,288)	(3)
Credit losses	4	—	19	—	(2,238)	(3)
Loan level pricing adjustments	(30,314)	(54)	(50,505)	(75)	(32,401)	(45)
Other transaction costs	(419)	(1)	(482)	(1)	(364)	—

Net gain (loss) on loan sales	12,497	22	22,135	33	$23,144	32
Net gain (loss) on securitizations	4,160	7	17	—	3,129	5

Net gain (loss) on loan sales and securitizations	$16,657	29	$22,152	33	$26,318	37

Total loan sales and securitizations	$5,711,405		$6,809,608		$5,955,396

	For the Year Ended
	December 31,		December 31,
	2008		2007
	(000’s)	bps	(000’s)	bps
Gain on loan sales	$371,634	135	$195,368	80
Hedging costs	(19,946)	(7)	(32,435)	(13)
LOCOM adjustments	(34,179)	(12)	(2,726)	(1)
Provision to SMR	(10,381)	(4)	(9,527)	(4)
Credit losses	(6,694)	(2)	(3,582)	(1)
Loan level pricing adjustments	(158,364)	(58)	(83,938)	(35)
Other transaction costs	(1,839)	(1)	(3,840)	(2)

Net gain on loan sales	140,231	51	59,320	24
Net gain (loss) on securitizations	5,829	2	3,537	2

Net gain on loan sales and securitizations	$146,060	53	$62,827	26

Total loan sales and securitizations	$27,787,884		$16,975,645

Asset Quality
(Dollars in thousands)
(unaudited)

	December 31, 2008		September 30, 2008		December 31, 2007
		% of		% of		% of
Days delinquent	Balance	Total	Balance	Total	Balance	Total

30	$157,683	1.7%	$107,313	1.2%	$59,811	0.7%
60	134,685	1.5	110,943	1.2	70,450	0.9
90 + and Matured Delinquent	629,457	6.9	413,717	4.5	197,149	2.4

Total	$921,825	10.1%	$631,973	6.9%	$327,410	4.0%

Investment loans	$9,082,121		$9,134,884		$8,134,397

	Non-Performing Loans and Assets at
	December 31,	September 30,	December 31,
	2008	2008	2007

Non-Performing Loans	$629,457	$413,717	$197,149
Real Estate Owned	109,297	119,205	95,074
Repurchased Assets/Non-Performing Assets	16,454	15,377	8,079

Non-Performing Assets	$755,208	$548,299	$300,302

Non-Performing Loans as a Percentage of Investment Loans	6.93%	4.53%	2.42%
Non-Performing Assets as a Percentage of Total Assets	5.33%	3.87%	1.90%
Deposit Portfolio
(Dollars in thousands)
(unaudited)

	December 31, 2008		September 30, 2008		December 31, 2007
Description	Balance	Rate	Balance	Rate	Balance	Rate

Demand deposits	$416,920	0.47%	$419,109	0.63%	$436,239	1.60%
Savings deposits	407,501	2.24	410,069	2.50	237,762	2.90
Money market deposits	561,909	2.61	520,664	2.68	531,587	3.86
Certificates of deposits	3,967,985	3.93	3,530,829	4.03	3,870,828	4.99

Total retail deposits / CDARS	5,354,315	3.40	4,880,671	3.48	5,076,416	4.48
Company controlled custodial deposits	535,494	—	468,715	—	473,384	—
Municipal deposits / CDARS	597,638	2.84	1,101,161	3.12	1,534,467	5.04
Wholesale deposits	1,353,558	4.41	970,257	4.59	1,141,549	4.64

Total deposits	$7,841,005	3.30%	$7,420,804	3.35%	$8,236,744	4.35%